As filed with the Securities and Exchange Commission on March 31, 2010
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DISCOVERY LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware		94-3171943
(State or Other Jurisdiction of Incorporation)		(I.R.S. Employer Identification Number)
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976-3622
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Discovery Laboratories, Inc. 401(k) Plan
(Full title of the plan)

David L. Lopez, C.P.A., Esq.
Executive Vice President, General Counsel
Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(215) 488-9300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ira L. Kotel, Esq.
Sonnenschein Nath & Rosenthal LLP
Two World Financial Center
New York, New York 10281
(212) 768-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value	350,000	$0.52	$182,000	$12.98

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of common stock, par value $0.001 per share, that become issuable under the 401(k) Plan by reason of any stock splits, stock dividends or similar transactions.  In addition, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Discovery Laboratories Inc. 401(k) Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) promulgated under the Securities Act of 1933, as amended, by taking the average of the high and low sales price per share of the common stock on The Nasdaq Global Market on March  30, 2010.

REGISTRATION OF ADDITIONAL SECURITIES

This registration statement is being filed pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 350,000 shares of our common stock, par value $0.001 per share, that may be issued pursuant to the 401(k) Plan (the “Plan”) of Discovery Laboratories, Inc. (the “Company”) plus an indeterminate amount of interests in the Plan.  The Company previously registered shares of its common stock for issuance under the Plan on registration statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 12, 2003 (File No. 333-110412), September 28, 2006 (File No. 333-137643), December 23, 2008 (File No. 333-156443), and January 22, 2010 (File No. 333-164470).  Pursuant to General Instruction E to Form S-8, the contents of such registration statements, including all exhibits thereto as applicable, are incorporated herein by reference, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this registration statement, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents filed with SEC listed below:

1.           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 10, 2010;
2.           Our Current Report on Form 8-K filed on March 15, 2010 (excluding the matters in Item 2.02 and Exhibit 99.1 therein, which are not incorporated by reference herein); and
3.           The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 13, 1995.

Furthermore, all reports and other documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such reports and documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

Exhibit No.	Description	Method of Filing

3.1	Amended and Restated Certificate of Incorporation of Discovery Laboratories, Inc.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 9, 2010.

4.1	Form of Discovery Laboratories Inc. 401(k) Plan.	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed on January 22, 2010 (File No. 333-164470).

5.1	Opinion of Sonnenschein Nath & Rosenthal LLP, legal counsel.*	Filed herewith.

23.1	Consent of Sonnenschein Nath & Rosenthal LLP (included in Exhibit 5.1)	Filed herewith.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.	Filed herewith.

24.1	Powers of Attorney (included in signature page to this registration statement).	Filed herewith.

* In accordance with Item 8 of Form S-8, and in lieu of the opinion of counsel or determination contemplated by Item 601(b)(5) of Regulation S-K, the Company hereby undertakes that it will submit the Plan and all amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner, and that it will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warrington, Commonwealth of Pennsylvania on this 31st day of March, 2010.

DISCOVERY LABORATORIES, INC. (Registrant)

By:	/s/ W. Thomas Amick
W. Thomas Amick
interim Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Discovery Laboratories, Inc., and each of us, do hereby constitute and appoint each of W. Thomas Amick, and David L. Lopez, CPA., Esq., or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name, place and stead, in any and all capacities, in connection with this registration statement on Form S-8 under the Securities, or any registration statement for the same offering that is to be effective upon filing under the Securities Act, including, without limitation, to sign for us or any of us in our names in the capacities indicated below any and all amendments or supplements to this registration statement, including any and all post-effective amendments to the registration statement, and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Name & Title	Date
/s/ W. Thomas Amick	W. Thomas Amick Chairman of the Board of Directors and interim Chief Executive Officer	March 31, 2010
/s/ John G. Cooper	John G. Cooper Executive Vice President and Chief Financial Officer (Principal Accounting Officer)	March 31, 2010
/s/ Herbert McDade	Herbert McDade, Jr. Director	March 31, 2010
/s/ Max Link	Max Link, Ph.D. Director	March 31, 2010
/s/ Antonio Esteve	Antonio Esteve, Ph.D. Director	March 31, 2010
/s/ Marvin E. Rosenthale	Marvin E. Rosenthale, Ph.D. Director	March 31, 2010